Exhibit 99.1
FOR IMMEDIATE RELEASE

THE WALT DISNEY COMPANY EXTENDS CHIEF FINANCIAL OFFICER
CHRISTINE M. MCCARTHY’S CONTRACT THROUGH JUNE 30, 2024

BURBANK, Calif., December 21, 2021—The Walt Disney Company (NYSE: DIS) has extended Christine M. McCarthy’s contract as Senior Executive Vice President and Chief Financial Officer through June 30, 2024, it was announced today by Bob Chapek, Chief Executive Officer. Ms. McCarthy is a 22-year veteran of the Company and has served as CFO since 2015.

“Christine’s leadership has been indispensable during this time of disruption and transformation, and her impact reaches well beyond our balance sheet. She has been instrumental to Disney’s growth and helped us navigate the most difficult days of the pandemic,” Mr. Chapek said. “Her expertise, judgment, and relationships are true assets to the Company, and I am grateful to have her as a valued partner.”

“It is an incredible privilege to serve as CFO of this great company, and I am thankful for the opportunity to continue working with Bob Chapek and the entire senior management team as we advance the Company’s strategic initiatives with an eye toward delivering shareholder value,” said Ms. McCarthy, whose contract previously had been set to expire at the end of 2022. “I am proud of Disney’s world-class financial organization and all it has achieved, and look forward to building on the team’s success in the years ahead.”

As CFO, Ms. McCarthy oversees the Company’s worldwide finance organization, which includes brand and franchise management, corporate alliances and partnerships, corporate real estate, corporate strategy and business development, enterprise controllership, enterprise technology, financial planning and analysis, global product and labor standards, investor relations, risk management, tax, and treasury.

Ms. McCarthy first joined Disney in 2000, and prior to becoming CFO in 2015, she was Executive Vice President, Corporate Real Estate, Alliances and Treasurer. She currently serves on the Board of Directors of The Procter & Gamble Company and FM Global, and is a Trustee of Carnegie Institution for Science. She has received numerous awards and has been named multiple times to Treasury & Risk’s “100 Most Influential People in Finance,” the Top 100 Irish American Business Leaders, and Business Insider’s “The 15 Most Influential Women in Finance.” In 2015, she was the recipient of Treasury Today’s Adam Smith “Woman of the Year” award. In 2016, she received Los Angeles Business Journal’s “Executive of the Year” award and was honored as one of the Entertainment Diversity Council’s “Top 50 Most Powerful Women in Entertainment.”

Contacts:

Zenia Mucha
Corporate Communications
(818) 560-5300
David Jefferson
Corporate Communications
(818) 560-4832